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                                                                   EXHIBIT 10.17



                                 TRANSTAR, INC.
                         NON TAX-QUALIFIED PENSION PLAN

                            EFFECTIVE JANUARY 1, 1994

         Transtar, Inc. shall pay a monthly amount from the general assets of the Company to each individual whose pension benefits or survivor benefits are limited as the result of the limitation on benefits provisions of the Transtar, Inc. Non-Contributory Pension Plan and the Transtar, Inc. Salaried Retirement Plan or that are required under the Internal Revenue Code. The amount payable shall be equal to the difference between the benefits the individual actually receives under the Pension Plan and the benefits which the individual would have received under the Plan except for the limitation on benefits provisions and any other limitations that are required under the Internal Revenue Code. Benefits shall not be payable pursuant to the foregoing to or in respect of any individual who terminates employment (other than by reason of death) prior to attainment of age 60 without the consent of the Company.

         Except as an individual elects, prior to the earlier of retirement or death, to have both the benefits payable to him and the benefits payable to his survivor paid on a monthly basis or to have the benefits payable to him (but not the benefits payable to his survivor) paid on a monthly basis, he shall receive a lump sum distribution of both the monthly pension and monthly survivor benefits payable. The lump sum distribution shall be equal to the present value of the amounts payable to the individual and the individual's spouse and/or survivor based on the joint life expectancy of said individuals, using tables adopted by the Company, or the life expectancy of the individual's spouse and/or survivor in the event of the employee's death prior to retirement or in the event that employee has elected to receive his monthly benefits in the form of an annuity but has not made the same election on behalf of his spouse and/or survivor with respect to survivor benefits, and the applicable interest rate established under the Pension Benefit Guaranty Corporation regulations to determine the present value of annuities in the event of plan termination. Any lump sum distribution shall be payable within 60 days following retirement, or death, and shall represent full and final settlement of all benefits provided hereunder.

         The Vice President-Administration is responsible for administration of this program.

         The Company may at any time, and from time to time, by action of its Board of Directors modify or amend, in whole or in part, or terminate any or all of these provisions.